Exhibit 3.79

LIMITED LIABILITY COMPANY AGREEMENT

OF

MISSISSIPPI HMA HOLDINGS I, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made as of the 16th day of December, 2008, by and between HMA HOSPITALS HOLDINGS, LLC, a Delaware limited liability company, and HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware corporation (each a “Member” and collectively the “Members”).

SECTION 1.

Definitions

1.01 Definitions. In this Agreement, capitalized terms shall have the meaning set forth in Schedule A to this Agreement, unless the meaning is given to such term elsewhere in this Agreement.

SECTION 2.

Formation and Name

2.01 Formation. The Company was organized as a Delaware limited liability company under the LLC Law by the filing of the Certificate with the office of the Secretary of State of the State of Delaware on December 16, 2008.

2.02 Company Name. The Company’s name is Mississippi HMA Holdings I, LLC, and all Company business shall be conducted in that name or such other names as the Members may select from time to time and which are in compliance with all applicable laws.

SECTION 3.

Place of Business and Registered Agent

3.01 Place of Business. The Company’s principal place of business is located at the following address: 5811 Pelican Bay Blvd., Suite 500, Naples, FL 34108. The Manager may from time to time change the Company’s principal place of business to another location or add additional places of business.

3.02 Registered Agent. The registered agent for the Company shall be the Company’s registered agent for service of process against the Company: The Corporation Trust Company, with an address of 1209 Orange Street, Wilmington, DE 19801.

SECTION 4.

Business

4.01 Purpose. The Company’s purpose is to engage in any lawful business permitted under the LLC Law. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purpose of the Company and shall have without limitation, any and all powers that may be exercised on behalf of the Company by the Manager pursuant to this Agreement or the LLC Law.

SECTION 5.

Term of Company

5.01 Term. The Company began on the date of filing of the Certificate and shall continue until the winding up and liquidation of the Company and its business is completed, as provided in this Agreement, unless terminated sooner pursuant to this Agreement.

SECTION 6.

Capital Contributions and Capital Accounts

6.01 Capital Contributions. Effective as of 12:01 AM January 1, 2009, Health Management Associates, Inc. has: (a) transferred to the capital of the Company all its interest in each asset set forth on Schedule B attached hereto, and; (b) transferred to HMA Hospital Holdings, LLC, as a contribution to its capital, a one percent (1%) interest in the Company. The parties agree that these steps will result in each Member being credited with a Capital Contribution to the Company in the amount set forth opposite its name below, and that the Members therefore each possess the Membership Interest indicated:

Name	Capital Contribution	Membership Interest
HMA Hospitals Holdings, LLC	1 % of each asset shown on Schedule B	1%

Health Management Associates, Inc.	99% of each asset shown on Schedule B	99%

6.02 Additional Capital Contributions. No Member shall be required to make any additional Capital Contribution to the Company in excess of the amount described in Section 6.01 above; provided, however, that a Member that is the Manager shall make such additional Capital Contributions as it deems necessary in its discretion to carry on the business of the Company.

6.03 Value of Capital Contributions. The value of any property contributed to the Company by a Member, whether as a Capital Contribution in such person’s capacity as a Member or as a loan in such person’s capacity as a creditor, shall be the value of such property as agreed upon by the Company and the contributing Member in good faith based upon an arm’s length transaction.

6.04 Capital Accounts. A Capital Account shall be maintained for each Member and shall be credited with the amount of such Member’s Capital Contribution. Each Capital Account shall be established and maintained in compliance with Section 704 of the Code and all applicable temporary and final Treasury Regulations under the Code. No interest shall be paid on Capital Contributions.

6.05 Adjustments. Each Member’s Capital Account shall be adjusted whenever necessary to reflect: (1) its distributive share of Company profits and losses, including capital gains and losses, (ii) Capital Contributions made to the Company by the Member, and (iii) distributions made by the Company to the Member. A Member’s loans to the Company shall not be added to its Capital Account.

6.06 Withdrawal of Capital. No Member may withdraw any or all of its Capital Contribution without the prior written consent of the Manager.

6.07 No Negative Capital Account Restoration. Notwithstanding anything to the contrary in this Agreement, no Member shall be obligated to contribute cash or property to restore a negative Capital Account during the existence, or at the dissolution and termination, of the Company.

SECTION 7.

Profits and Losses; Tax

7.01 Profits and Losses. Except as otherwise provided herein, the Company’s net profits and losses, and every item of income, deduction, gain, loss, and credit therein, shall be allocated between and borne by the Members in proportion to their respective Membership Interests. Notwithstanding any other provision of this Section, income, deduction, gain, loss, and credit with respect to property contributed to the Company by a Member shall be shared among the Members so as to take account of any variation between the basis of the property so contributed and its fair market value at the time of contribution, in accordance with the Code and any applicable Treasury Regulations. No Member will be liable for any debts, liabilities or other obligations of the Company in excess of the amount of its Capital Contribution.

7.02 Distributions of Profits. The Company shall distribute profits at such times and in such amounts as determined by the Manager, after setting aside such amounts as may be deemed necessary to create adequate reserves for future capital needs. All distributions to the Members shall be made in the proportions in which net profits and losses are allocated under Section 7.01 above.

7.03 Assignment or Dissolution. In the event of an assignment of a Membership Interest or of the dissolution or termination of any Member, profits and losses shall be allocated on the basis of the number of days in the particular year during which each Member owned its Membership Interest, or on any other reasonable basis consistent with applicable United States tax laws and regulations.

7.04 Taxes. The Manager shall have the authority to elect, for federal income tax purposes, whether the Company will be taxed as a partnership or as an association taxable as a corporation.

SECTION 8.

Management and Operations

8.01 Management. Except to the extent otherwise specified in the Agreement, the management of the Company shall be vested exclusively in its Manager, which shall possess all rights and powers of a “manager” of a limited liability company as provided in the LLC Law and otherwise by law. The initial Manager shall be Hospital Management Associates, Inc., 5811 Pelican Bay Blvd., Suite 500, Naples, FL 34108. The Manager shall serve until replaced by a vote of Members holding a majority of the Membership interests. The Manager shall control the business and affairs of the Company in accordance with the LLC Law and shall appoint such individuals as the Manager deems appropriate to such offices as the Manager deems necessary in order to carry on the business of the Company. The officers of the Company shall have such authority and duties as shall be delegated to such officers by the Manager.

8.02 Operations. The Members, other than a Member in its capacity as a Manager, shall take no part in and have no vote respecting the management and operations of the Company. No annual meeting of the Members shall be required.

8.03 Compensation. The Manager shall not be entitled to any compensation for management of the Company’s business.

8.04 Expenses. All reasonable expenses incurred by the Manager in managing and conducting the Company’s business, including, but not limited to overhead, administrative and travel expenses, and professional, technical, administrative, and other services, will be reimbursed by the Company.

SECTION 9.

Books and Records

9.01 General. The Company shall maintain adequate accounting books and records. The books and records will be kept on a basis consistent with past practices, and shall reflect all Company transactions and be appropriate and adequate for all Company business. The Company books shall be kept based on a fiscal year commencing on January 1 and ending December 31. The Company’s records shall be maintained at the Company’s principal place of business.

SECTION 10.

Banking

10.01 Company Bank Accounts. All Company funds will be deposited in its name in such accounts as the Manager designates. All withdrawals shall be made upon checks signed by a party authorized by the Manager.

SECTION 11.

Amendments and Modifications

11.01 Amendments and Modifications. This Agreement may be amended or modified only upon the unanimous consent of all of the Members.

SECTION 12.

Dissolution

12.01 Dissolution. The Company may be dissolved whenever the Manager determines it to be in the best interest of the Company that it be dissolved.

12.02 Upon Dissolution. Upon its dissolution, the Company will terminate and immediately commence to wind up its affairs. The Members shall continue to share in profits and losses during liquidation in the same manner and proportions as they did before dissolution. The Company’s assets may be sold, if a price deemed reasonable by the Manager may be obtained. The proceeds from liquidation of Company assets shall be applied as follows:

A. First, to the Company’s debts and liabilities to persons other than Members, which shall be paid and discharged in the order of priority as provided by law;

B. Second, to debts and liabilities, including the balance of unpaid guaranteed payments, if any, to Members, which shall be paid and discharged in the order of priority as provided by law; and

C. Third, the remaining assets shall be distributed to the Members in accordance with, and to the extent of, their positive Capital Account balances.

12.03 Winding Up. The winding up of Company affairs and the liquidation and distribution of its assets shall be conducted by the Manager, who is hereby authorized to do any and all acts and things authorized by law in order to effect such liquidation and distribution of the Company’s assets.

SECTION 13.

Miscellaneous

13.01 Non-Waiver. Any party’s failure to seek redress for violation of or to insist upon the strict performance of any provision of this Agreement shall not be deemed a waiver and will not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.02 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is invalid for any reason whatsoever, its invalidity will not affect the validity of the remainder of the Agreement.

13.03 Good Faith. The doing of any act or the failure to do any act by a Member or Manager (including a Member in its capacity as a Manager) or the Company, the effect of which causes any loss or damage to the Company, will not subject such Member, Manager or the Company to any liability, if done in good faith to promote the Company’s best interests.

13.04 Governing Law. This Agreement is to be construed according to the laws of the State of Delaware.

13.05 Other Business Activities. Every Member may also engage in whatever business activities he, she or it chooses without having or incurring any obligation to offer any interest in such activities to any party hereof.

13.06 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.07 Waiver of Partition. Each of the parties waives during the term of the Company any right that it may have to maintain any action for partition with respect to the Company’s property or assets.

13.08 Binding Terms. The terms of this Agreement are binding upon and inure to the benefit of the parties and, to the extent permitted by this Agreement, the administrators, legal representatives, successors and assigns of such party.

13.09 Personal Property. The interests of each Member in the Company are personal property.

13.10 Gender and Number. Unless the context requires otherwise, the use of a pronoun includes the masculine and the neuter, and vice versa, and the use of the singular includes the plural, and vice versa.

13.11 Merger of Prior Agreements. This Agreement contains the sole and entire agreement and understanding of the parties with respect to its subject matter. Any and all prior discussions, negotiations, commitments, and understandings relating thereto are hereby merged in this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the undersigned, being all of the members of Mississippi HMA Holdings I, LLC, have executed this Limited Company Agreement, effective as of the date written above.

HMA HOSPITALS HOLDINGS, LLC

By:	/s/ Timothy R. Parry
Timothy R. Parry, Secretary

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	/s/ Timothy R. Parry
Timothy R. Parry, Secretary

SCHEDULE A

DEFINITIONS

“Capital Account” shall mean, with respect to any Member, the Capital Account maintained for such Person in accordance Section 6 of this Agreement.

“Capital Contribution” shall mean any contribution by a Member to the capital of the Company in cash, property or services rendered or a promissory note or other obligation to contribute cash, property or to render services.

“Certificate” shall mean the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on December 16, 2008, as it may from time to time be amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall refer to Mississippi HMA Holdings I, LLC.

“LLC Law” shall mean the Delaware Limited Liability Company Law.

“Manager” shall mean Health Management Associates, Inc.

“Membership Interest” shall mean the ownership interest of a Member in the Company expressed as a percentage, as set forth in this Agreement. The total of all Membership Interests shall always equal 100%.

“Treasury Regulations” shall mean all proposed, temporary and final regulations promulgated under the Code.

SCHEDULE B

ASSETS TRANSFERRED TO MISSISSIPPI HMA HOLDINGS I, LLC

Company	Membership Interest
Biloxi H.M.A, LLC	100%
a Mississippi limited liability company
Biloxi HMA Physician Management, LLC	100%
a Mississippi limited liability company
River Oaks Hospital, LLC	100%
a Mississippi limited liability company
Vicksburg HMA Physician Management, LLC	100%
a Mississippi limited liability company